 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Sentinel Emergency Response Technology, Inc.

Gentlemen:

We consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated April.4, 2008, with respect to the financial statements of Sentinel Emergency Response Technology, Inc. as of December 31, 2007 and for the period from June 4, 2007 (inception) to December 31, 2007, in the filing of Form S-1, for Sentinel Emergency Response Technology, Inc.

/s/ Stark Winter Schenkein & Co., LLP

Denver, Colorado
May 7, 2008